Exhibit 10.33

STOCK PURCHASE AGREEMENT

AMONG

SOLO CUP OPERATING CORPORATION,

AS BUYER,

AND

INNOWARE, LLC,

AS SELLER

March 31, 2010

i

(b) Notices and Consents	30
(c) Operation of Business	31
(d) Preservation of Business	31
(e) Full Access	31
(f) Notice of Developments	31
(g) Exclusivity	31
(h) Maintenance of Real Property	32
(i) Leases	32
(j) Title Insurance and Surveys	32
(k) Tax Matters	32
(l) Release and Discharge of Indebtedness of Target and InnoWare Plastic	32
(m) Transfer of Employee Benefit Plans	32
(n) Contact with Employees, Customers and Suppliers	32

§6. Post-Closing Covenants	33
(a) General	33
(b) Litigation Support	33
(c) Transition	33
(d) Confidentiality	33
(e) Restrictive Covenants	33
(f) SEC Filing Support	34
(g) Funding Payments and Costs Under Separation Agreements	34

§7. Conditions to Obligation to Close	34
(a) Conditions to Buyer’s Obligation	34
(b) Conditions to Seller’s Obligation	37

§8. Remedies for Breaches of This Agreement	38
(a) Survival of Representations and Warranties	38
(b) Indemnification Provisions for Buyer’s Benefit	39
(c) Indemnification Provisions for Seller’s Benefit	39
(d) Matters Involving Third Parties	39
(e) Determination of Adverse Consequences	40
(f) Recoupment Against Escrow Agreement	40
(g) Exclusive Remedy	40
(h) Purchase Price Adjustment	41
(i) Acknowledgment by Buyer	41

§9. Tax Matters	41
(a) Tax Indemnification	41
(b) Straddle Period	41
(c) Responsibility for Filing Tax Returns	41
(d) Cooperation on Tax Matters	42
(e) Tax-Sharing Agreements	42
(f) Certain Taxes and Fees	42
(g) Reporting of Transactions	42
(h) Impact of NWC Adjustments	43

§10. Termination	43
(a) Termination of Agreement	43
(b) Effect of Termination	43

§11. Miscellaneous	43
(a) Nature of Seller’s Obligations	43
(b) Press Releases and Public Announcements	44
(c) No Third-Party Beneficiaries	44
(d) Entire Agreement	44
(e) Succession and Assignment	44
(f) Counterparts	44

ii

(g) Headings	44
(h) Notices	44
(i) Governing Law	45
(j) Amendments and Waivers	45
(k) Severability	45
(l) Expenses	45
(m) Construction	46
(n) Incorporation of Exhibits, Annexes, and Schedules	46
(o) Informal Dispute Resolution	46
(p) Arbitration	46

Exhibit A— Intentionally Omitted

Exhibit B— Historical Financial Statements

Exhibit C— Forms of Side Agreements

Exhibit D— Form of Opinion of Sellers’ Counsel

Exhibit E— Form of Opinion of Buyer’s Counsel

Exhibit F— Escrow Agreement

Exhibit G— Retained Employees

Exhibit H— Intentionally Omitted

Annex I—Exceptions to Seller’s Representations and Warranties Concerning Transaction

Annex II—Exceptions to Buyer’s Representations and Warranties Concerning Transaction

Disclosure Schedule—Exceptions to Representations and Warranties Concerning Target and InnoWare Plastic

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of March 31, 2010, by and between Solo Cup Operating Corporation, a Delaware corporation (“Buyer”), and InnoWare, LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties.”

Seller owns all of the outstanding capital stock of InnoWare Plastic Holding Company, Inc., a Delaware corporation (“Target”).

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding capital stock of Target in return for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions

“Acquisition Date” means August 31, 2006.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Applicable Rate” means the prime rate of interest publicly announced from time to time by Bank of America plus 3%.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or should form the basis for any specified consequence.

“Business” means the manufacture, distribution, re-distribution and/or sale of plastic containers with lids, whether or not hinged. “Business” shall include without limitation the manufacture, distribution, re-distribution and/or sale of: (i) any plastic take-out containers with lids (whether or not hinged) of any shape or form, whether thermoformed, injection molded or made through any other manufacturing technique and (ii) any plastic containers with lids (whether or not hinged) intended for use by packers/processers, provided that “Business” shall not include (1) plastic containers and/or lids that are sold at retail and decorated or colored to coordinate with the offering of InnoWare Paper, Inc. products that are currently offered or similar to those currently offered; or (2) non-plastic items with plastic coating.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in §2(d) below.

“Closing Date” has the meaning set forth in §2(d) below.

“Closing Date NWC” means the Net Working Capital for Target and InnoWare Plastic calculated as described in §2(f) below.

“Closing Purchase Price” has the meaning set forth in §2(b) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of the Target and InnoWare Plastic that is not already generally available to the public.

“Controlled Group” has the meaning set forth in Code §1563.

“Data Laws” has the meaning set forth in §4(ee) below.

“Disclosure Schedule” has the meaning set forth in §4 below.

“DUNI Guaranty” means the Performance and Payment Guaranty, dated August 31, 2006, made by, among other parties, Seller, Target and Innoware Plastic, in favor of DUNI AB, a Swedish limited liability company.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance Documents” has the meaning set forth in §4(l) below.

“Environmental, Health, and Safety Requirements” shall mean and include without limitation, (as amended and as now and hereafter in effect), any and all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law regulating or relating to any Hazardous Substances or pertaining in any way to health, safety, industrial hygiene, or the environment, including, without limitation, each of the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), 42 U.S.C. §6901, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; the Federal Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. §651 et seq.; and the rules, regulations and ordinances of the U.S. Environmental Protection Agency, and of all other agencies, boards, commissions and other governmental offices, bodies and political subdivisions thereof having jurisdiction over the Target, InnoWare Plastic and their respective predecessors and their Owned or Leased Real Property or the use or operation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Target for purposes of Code §414.

“Escrow Account” has the meaning set forth in §2(b) below.

“Escrow Agent” has the meaning set forth in §2(b) below.

“Escrow Agreement” means the escrow agreement entered into concurrently herewith and attached hereto as Exhibit F.

“Escrow Amount” means $3,317,719.73.

“Estoppel Certificates” has the meaning set forth in §7(a) below.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in §4(g) below.

“FIRPTA Affidavit” has the meaning set forth in §7(a) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means and includes petroleum and any substance, waste, material, pollutant or contaminant that is regulated, listed or defined as hazardous or toxic under any Environmental, Health and Safety Requirements.

“Historic Title Insurance Policies” means those certain title insurance policies issued to Target or InnoWare Plastic (or their respective Predecessors) set forth in §4(l)(i) of the Disclosure Schedule.

“Improvements” has the meaning set forth in §4(l) below.

“Indebtedness” means (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other hedging agreement, (iv) obligations under any performance bond or letters of credit, (v) any capital lease obligations (other than the capital lease for the warehouse space in Thomaston, Georgia, which lease is described on Schedule 7(a)(xxiv) of the Disclosure Schedule), (vi) asset retirement obligations (as reflected in the Financial Statements), (vii) obligations to NEP, including management fees, (viii) guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vi) above, and (ix) for clauses (i) through (ix) above, all accrued interest and bank fees thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date.

“Indemnified Party” has the meaning set forth in §8(d) below.

“Indemnifying Party” has the meaning set forth in §8(d) below.

“InnoWare Paper Supply Agreement” means a Supply Agreement between Target, InnoWare Plastic and InnoWare Paper, Inc. on mutually acceptable terms providing for the continuing manufacture and supply of plastic products by Target and InnoWare Plastic for sale by InnoWare Paper, Inc.

“InnoWare Plastic” means InnoWare Plastic, Inc., a Florida corporation, f/k/a Duni Corporation.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, and all equivalent or similar rights under the laws of each jurisdiction throughout the world in inventions and discoveries, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge of the following: Nicholas Clementi; Leo Waner; John Rice; Timothy DeVries; Mark Butters; and Michael Healy.

“Lease Consents” means the consent, if any, required from a third party in order to maintain any Lease in full force and effect following the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

“Leased Employee Agreement” means the Leased Employee Agreement, dated March 31, 2010, between InnoWare Plastic and InnoWare Paper, Inc.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target or InnoWare Plastic.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target or InnoWare Plastic holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target or InnoWare Plastic thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest including any environmental covenants, environmental clean up liens or activity and use limitations.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of Target and/or InnoWare Plastic, taken as a whole, or to the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change is capable of cure), including but not limited to any adverse change, event, development, or effect arising from or relating to (y) changes in GAAP and (z) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity. Notwithstanding the foregoing, any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Target or InnoWare Plastic unless such conditions disproportionately affect the industry or business of Target and InnoWare Plastic, (2) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (3) actions or acts of Target or InnoWare Plastic that are taken prior to the Closing with the written approval or written consent of Buyer or taken jointly with

Buyer, (4) national or international political or social conditions, including the engagement in or escalation of hostilities by the United States, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (5) the announcement or pendency of the transactions contemplated by this Agreement, (6) the loss of any customer of Target or InnoWare Plastic or a reduction in the amount of product purchased by any customer from Target or InnoWare Plastic or (7) general market conditions or conditions in the capital or financial markets in the United States or any foreign country, shall not be taken into account in determining whether there has been a Material Adverse Effect or Material Adverse Change.

“Menomonee Lease” means the Lease, dated December 31, 1997, by and between Prentiss Properties Acquisition Partners, L.P., DUNI A.B. and DUNI Corporation, as amended by a First Amendment to Lease dated August 30, 2006 and a Second Lease Amendment dated as of March 30, 2010.

“Menomonee Release” means the complete release of Target and InnoWare Plastic from any continuing obligations under the DUNI Guaranty, and the Lease Amendment referred to therein.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in §4(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Net Working Capital” means, at any given date, the amount equal to (i) the following specified current assets of Innoware Plastic, excluding Cash, intercompany receivables and deferred income taxes, as set forth on the applicable balance sheet of Innoware Plastic as of such date (current assets will consist of the following line item accounts specified for illustrative purposes on Schedule 2(f)(i) of the Disclosure Schedule: accounts receivable, net; inventory, net; and prepaid expenses, in each case prepared in accordance with accounting principles applied consistently with the audited financial statements of InnoWare Plastic as of December 31, 2009 (the “2009 InnoWare Plastic Audited Financial Statements), minus (ii) the following specified current liabilities of Innoware Plastic, excluding intercompany payables, accrued management fees, accrued bank fees, accrued executive bonuses, deferred income taxes, Transaction Expenses and current maturities of capital lease obligations and other Indebtedness (including accrued interest), as set forth on the applicable balance sheet of Innoware Plastic as of such date (current liabilities will consist of the following line item accounts specified for illustrative purposes on Schedule 2(f)(i) of the Disclosure Schedule: accounts payable, accrued expenses (other than those accrued expenses excluded from the definition of working capital above), in each case prepared in accordance accounting principles applied consistently with the 2009 InnoWare Plastic Audited Financial Statements. For purposes of this definition, “Cash” means all cash on hand or in banks or other depositories (net of any outstanding check or similar in-process payment obligations), and “Transaction Expenses” means all costs of Seller and its Affiliates, including without limitation Target and InnoWare Plastic, incurred in connection with this Agreement and the transactions contemplated thereby, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties. For the avoidance of doubt, valuations of all assets and liabilities included in Net Working Capital as of the Closing Date shall be made in the manner and basis consistent with the methodologies used by management of InnoWare Plastic in supporting the balances included in the 2009 InnoWare Plastic Audited Financial Statements that were audited by Baker Tilly. In determining Net Working Capital as of the Closing Date there shall be no retroactive revaluation of any assets or liabilities based on Buyer’s accounting methodologies.

“Non-Disturbance Agreements” has the meaning set forth in §7(a) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Target or InnoWare Plastic.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of Target’s or InnoWare Plastic’s business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that either (i) do not or would not impair the use or occupancy of such Real Property in the operation of Target’s or InnoWare Plastic’s business as currently conducted thereon or (ii) are identified as exceptions on the Historic Title Insurance Policies (provided that Permitted Encumbrances shall not include any mortgage recorded against the Owned Real Property and reflected as an exception in any Historic Title Insurance Policy).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Predecessor” means an entity whose potential liability (including any potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) for (i) spills, releases, discharges, disposal or for arranging for the disposal of any Hazardous Substances, or (ii) any violation of Environmental, Health, and Safety Requirements, has been retained or assumed, either contractually or by operation of law, by Target or InnoWare Plastic.

“Preliminary Purchase Price” has the meaning set forth in §2(b) below.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in §2(g) below.

“Rail Spur Agreements” means the agreements described in §4(ff) below.

“Real Property” has the meaning set forth in §4(l) below.

“Real Property Laws” has the meaning set forth in §4(l) below.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Required NWC” means $6,800,000.

“Retained Employees” means the existing employees of Target or InnoWare Plastic who are listed on Exhibit G to this Agreement.

“Routine IP Agreements” means (i) all fully paid, freely transferable, nonexclusive licenses for Intellectual Property embedded in any equipment, fixtures, components or finished products, (ii) all fully paid, freely transferable, nonexclusive implied licenses of Intellectual Property, (iii) all nonexclusive licenses for the use of commercially available Systems or off-the-shelf software where the aggregate value of all licenses of the same or substantially identical information systems or software is less than $50,000, and (iv) all maintenance or service agreements related to any commercially available Systems or off-the-shelf software.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Senior Credit Agreement” means the Credit Agreement dated as of August 31, 2006, by and among InnoWare Plastic, InnoWare Paper, Inc. and the other persons designated therein as credit parties, and General Electric Capital Corporation, as amended by the Limited Waiver and First Amendment to Credit Agreement entered into as of November 3, 2008.

“Separation Agreements” means (i) the Confidential Separation Agreement and Release of Claims effective as of January 14, 2010 between Innoware Plastic and Betina Shearer as in effect on the date hereof, and (ii) the Confidential Separation Agreement and Release of Claims effective as of January 14, 2010 between Innoware Plastic and Charles Woodward as in effect on the date hereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surveys” has the meaning set forth in §7(a) below.

“Systems” has the meaning set forth in §4(aa) below.

“Target” has the meaning set forth in the preface above.

“Target Share” means any share of the common stock, par value $0.001 per share, of Target.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in §8(d) below.

“Title Commitments” has the meaning set forth in §7(a) below.

“Title Company” has the meaning set forth in §7(a) below.

“Title Policies” has the meaning set forth in §7(a) below.

“WARN Act” has the meaning set forth in §4(w) below.

“Working Capital Holdback” means $500,000 of the Escrow Amount, which Working Capital Holdback will be released in accordance with §2(g) hereof.

§2. Purchase and Sale of Target Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Target Shares for the consideration specified below in this §2.

(b) Preliminary Purchase Price. Buyer agrees to pay to Seller at the Closing (x) $24,000,000, less (y) the Escrow Amount (such difference, the “Preliminary Purchase Price”) in cash payable by wire transfer or delivery of other immediately available funds. The Preliminary Purchase Price shall be subject to post-Closing adjustment as set forth below in this §2. Buyer agrees to pay to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), at the Closing the Escrow Amount in cash payable by wire transfer or delivery of other immediately available funds for deposit into the escrow account (the “Escrow Account”) for a period of twenty-one (21) months after the Closing, provided that the Working Capital Holdback will be released to Seller and/or Buyer immediately after the Closing Date NWC has been finalized and any amounts due to Buyer under §2(g) have been paid. The Escrow Amount plus any interest accrued thereon will be available to satisfy any amounts owed by Seller to Buyer under this Agreement in accordance with the terms of the Escrow Agreement attached hereto as Exhibit F.

(c) Net Cash Payment to Seller. Immediately prior to the Closing, InnoWare Plastic may utilize an amount equal to Seller’s good faith estimate of the consolidated Cash of Target and InnoWare Plastic as of the Closing to pay down Indebtedness incurred under the Senior Credit Agreement that is due from or guaranteed by Target and/or InnoWare Plastic.

(d) The Closing. So long as all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of K&L Gates LLP in Chicago, Illinois on March 31, 2010 and shall be deemed to occur as of 11:59 p.m. on such date (the “Closing Date”), provided that if the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived prior to 11:59 p.m. on March 31, 2010, the Closing shall take place at 11:59 p.m. on such other date as Buyer and Seller may mutually determine, and the date upon which the Closing actually occurs shall be the Closing Date.

(e) Deliveries at Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in §7(b) below, (iii) Seller will deliver to Buyer one or more stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Seller the consideration specified in §2(b) above.

(f) Preparation of Closing Date Balance Sheet.

(i) Within 60 days after the Closing Date, Buyer will prepare and deliver to Seller a draft calculation of Net Working Capital (the “Closing Date NWC”) for Target and InnoWare Plastic as of the close of business on the Closing Date (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). Section 2(f)(i) of the Disclosure Schedule sets forth the methodology by which the Closing Date NWC shall be calculated. Buyer’s draft calculation of Closing Date NWC will set forth Buyer’s calculation in sufficient detail to enable Seller to evaluate Buyer’s calculations.

(ii) If Seller has any objections to the Closing Date NWC, it shall deliver a detailed statement describing its objections to Buyer within 60 days after receiving the Closing Date NWC. Buyer and Seller shall use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after Buyer has received the statement of objections, however, Buyer and Seller shall retain a professional with arbitration experience who is a partner with or otherwise affiliated with Deloitte & Touche (or another accounting firm mutually acceptable to them if Deloitte & Touche has a conflict or is otherwise unavailable) to resolve any remaining objections. If Deloitte & Touche is unavailable and Buyer and Seller are unable to agree on the choice of an accounting firm within thirty (30) days, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties and not subject to the provisions of §§ 11(o) and 11(p) of this Agreement. Buyer shall revise the Closing Date NWC as appropriate to reflect the resolution of any objections thereto pursuant to this §2(f)(ii). The “Closing Date NWC” shall mean the Closing Date NWC together with any revisions thereto pursuant to this §2(f)(ii).

(iii) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in §2(f)(ii) above, Buyer and Seller shall share equally the fees and expenses of the accounting firm.

(g) Adjustment to Preliminary Purchase Price. If the Closing Date NWC is less than the Required NWC, Seller shall pay to Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within 3 business days after the date on which the Closing Date NWC for Target and InnoWare Plastic finally is determined pursuant to §2(f) above. Any amount due to Buyer under this §2(g) shall be paid, first, through the Escrow Agreement from the Working Capital Holdback and second, to the extent the amount due to Buyer exceeds the Working Capital Holdback, by wire transfer or delivery of other immediately available funds from Seller to Buyer. To the extent that the amount due Buyer (if any) under this §2(g) is less than the Working Capital Holdback, the balance of the Working Capital Holdback shall be released to Seller immediately after any amounts due to Buyer under this §2(g) have been paid.

The Preliminary Purchase Price as so adjusted is referred to herein as the “Purchase Price.”

§3. Representations and Warranties Concerning Transaction.

(a) Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to itself, except as set forth in Annex I attached hereto.

(i) Organization of Seller. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

(ii) Authorization of Transaction. Seller has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Target Shares.

(iv) Brokers’ Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Target Shares. Seller holds of record and owns beneficially all of the issued and outstanding Target Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in Annex II attached hereto.

(i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject, except for such violations, conflicts, breaches, defaults or accelerations that would not reasonably be expected to have a material adverse effect on the timely consummation of the transactions contemplated hereby.

(iv) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(v) Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(vi) Availability of Funds. On the date hereof, Buyer has available cash or existing available borrowing capacity under committed borrowing facilities, and at the Closing Buyer will have available cash, in each case in an amount sufficient to enable Buyer to consummate the transactions contemplated herein. Buyer’s obligations hereunder are not contingent upon procuring any financing.

§4. Representations and Warranties Concerning Target and InnoWare Plastic. Seller represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof and attached hereto (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4. Certain information is contained in the Disclosure Schedule solely for information purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material. Each matter disclosed in any section of the Disclosure Schedule in a manner that makes its relevance to one or more other sections of the Disclosure Schedule reasonably apparent or obvious on the face of such disclosure will be deemed to have been appropriately included in each such other section of the Disclosure Schedule.

(a) Organization, Qualification, and Corporate Power. Each of Target and InnoWare Plastic are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation. Each of Target and InnoWare Plastic are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required. Each of Target and InnoWare Plastic have full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them. §4(a) of the Disclosure Schedule lists the directors and officers of Target and InnoWare Plastic. Seller has delivered to Buyer correct and complete copies of the charter and bylaws for each of Target and InnoWare Plastic (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) are complete and correct in all material respects, and the stock certificate books and the stock record books for each of Target and InnoWare Plastic are correct and complete. Neither Target nor InnoWare Plastic is in default under or in violation of any provision of its charter or bylaws. Other than owning all of the issued and outstanding equity securities of InnoWare Plastic, Target engages in no business or operations, has no liabilities, maintains no bank, brokerage or other accounts and engages in no financial activities.

(b) Capitalization. The entire authorized capital stock of Target consists of one thousand (1,000) Target Shares, of which one hundred (100) Target Shares are issued and outstanding and zero (0) Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Target or InnoWare Plastic is subject or any provision of the charter or bylaws of any of Target or InnoWare Plastic or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Target or InnoWare Plastic is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither Target nor InnoWare Plastic needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Neither Target nor InnoWare Plastic has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Tangible Assets. Target and InnoWare Plastic have good and marketable title to, or in the case of any properties or assets identified as leased in the Disclosure Schedule, a valid leasehold interest in, the tangible properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except Permitted Encumbrances, and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. For the avoidance of doubt, Seller will obtain releases, or cause Target or InnoWare Plastic to obtain releases, of any mortgage or other security interest encumbering the Owned Real Property, whether or not such mortgages are reflected as exceptions in the Historic Title Insurance Policies.

(f) Subsidiaries. InnoWare Plastic is the only Subsidiary of Target. §4(f) of the Disclosure Schedule sets forth for InnoWare Plastic (i) its name, jurisdiction of incorporation, and each jurisdiction in which it is qualified to transact business, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of InnoWare Plastic have been duly authorized and are validly issued, fully paid, and non-assessable. Target holds of record and owns beneficially all of the outstanding shares of InnoWare Plastic, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to sell, transfer, or otherwise dispose of any capital stock of InnoWare Plastic or that could require InnoWare Plastic to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to InnoWare Plastic. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of InnoWare Plastic. Neither Target nor InnoWare Plastic controls directly or indirectly or has any direct or indirect equity participation in any other corporation, partnership, trust, or other business association. Except for Target’s ownership of InnoWare Plastic, neither Target nor InnoWare Plastic owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the four months ended December 31, 2006, and the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009 (the “Most Recent Fiscal Year End”) for InnoWare Plastic; and (ii) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the two months ended February 28, 2010 (the “Most Recent Fiscal Month End”) for InnoWare Plastic. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, and present fairly the financial condition of InnoWare Plastic as of such dates and the results of operations and cash flows of InnoWare Plastic for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (the effect of which will not individually or in the aggregate be material) and lack footnotes. The Financial Statements fairly present the financial condition and results of operations for Target and InnoWare Plastic.

(h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i) neither Target nor InnoWare Plastic has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) neither Target nor InnoWare Plastic has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

(iii) no party (including Target and InnoWare Plastic) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Target or InnoWare Plastic is a party or by which any of them is bound;

(iv) neither Target nor InnoWare Plastic has taken any action to manage Net Working Capital that is outside of the Ordinary Course of Business;

(v) neither Target nor InnoWare Plastic has imposed any Liens upon any of its assets, tangible or intangible;

(vi) neither Target nor InnoWare Plastic has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business (other than capital expenditures listed in Exhibit A that represent the Cap Ex Adjustment);

(vii) neither Target nor InnoWare Plastic has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) to an Affiliate or outside the Ordinary Course of Business;

(viii) neither Target nor InnoWare Plastic has become subject to any Indebtedness outside the Ordinary Course of Business or otherwise in excess of $50,000;

(ix) neither Target nor InnoWare Plastic has delayed or postponed the payment of accounts payable and other obligations outside the Ordinary Course of Business;

(x) neither Target nor InnoWare Plastic has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

(xi) neither Target nor InnoWare Plastic has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xii) there has been no change made or authorized in the charter or bylaws of any of Target and InnoWare Plastic;

(xiii) neither Target nor InnoWare Plastic has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiv) neither Target nor InnoWare Plastic has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xv) neither Target nor InnoWare Plastic has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property with a loss value or replacement cost of $100,000 or more;

(xvi) neither Target nor InnoWare Plastic has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvii) neither Target nor InnoWare Plastic has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xviii) neither Target nor InnoWare Plastic has granted any material increase in the base compensation of any of its directors, officers or other employees;

(xix) except as disclosed in the Disclosure Schedule, neither Target nor InnoWare Plastic has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), nor granted any bonuses or other direct or indirect compensation outside the Ordinary Course of Business;

(xx) neither Target nor InnoWare Plastic has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xxi) neither Target nor InnoWare Plastic has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target or InnoWare Plastic;

(xxiii) other than the payment to be made pursuant to §2(c), neither Target nor InnoWare Plastic has discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiv) neither Target nor InnoWare Plastic has made any loans or advances of money or otherwise incurred any Indebtedness;

(xxv) neither Target nor InnoWare Plastic has disclosed any Confidential Information to any Person other than to Buyer, its Affiliates, directors, officers, employees, agents, accountants and other representatives;

(xxvi) neither Target nor InnoWare Plastic has disposed of any asset or otherwise taken any action that would materially impair the operation of the business of Target and InnoWare Plastic; and

(xxvii) neither Target nor InnoWare Plastic has committed to any of the foregoing.

(i) Undisclosed Liabilities. Neither Target nor InnoWare Plastic has any Liability that would be required to be reflected on a balance sheet that is prepared in accordance with GAAP, or that would be required to be disclosed, reflected on or otherwise described in the Financial Statements or any notes thereto in accordance with GAAP or loss contingencies as defined in Statement of Financial Accounting Standards No. 5 (“FAS 5”) that are not required to be included in a balance sheet that is prepared in accordance with GAAP because the Target and/or InnoWare Plastic have made a determination that the amount of loss cannot be reasonably estimated (within the meaning of FAS 5) (and, to Seller’s Knowledge, there is no Basis for any such Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (and in any notes thereto); (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); (iii) Liabilities incurred in connection with the transactions contemplated hereby, all of which will be paid or satisfied by the Seller; and (iv) Liabilities which relate to matters disclosed with reasonable specificity in the Disclosure Schedule.

(j) Legal Compliance. Each of Target, InnoWare Plastic, and their respective Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), other than failures to comply which would not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i) Since the Acquisition Date, each of Target and InnoWare Plastic have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Target or InnoWare Plastic (whether or not shown on any Tax Return) have been paid. Except as disclosed in Section 4(k)(iii) of the Disclosure Schedule, neither Target nor InnoWare Plastic currently is the beneficiary of any extension of time within which to file any Tax Return. The extensions described in Section 4(k)(iii) of the Disclosure Schedule include extensions for all Tax Returns due after the Closing Date and prior to April 30, 2010 that are extendable in accordance with applicable laws and regulations. Section 4(k)(iii) of the Disclosure Schedule lists all Tax Returns that are due after the Closing Date and prior to April 30, 2010 that are not extendable under applicable laws and regulations. No claim has been made since the Acquisition Date by an authority in a jurisdiction where Target or InnoWare Plastic does not file Tax Returns that Target or InnoWare Plastic is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target or InnoWare Plastic.

(ii) Each of Target and InnoWare Plastic have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or, to Seller’s knowledge, being conducted with respect to Target or InnoWare Plastic. Since the Acquisition Date, neither Target nor InnoWare Plastic has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Target or InnoWare Plastic have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target or InnoWare Plastic. §4(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Target or InnoWare Plastic for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, work papers related to the preparation of such Tax Returns and statements of deficiencies assessed against or agreed to by Target or InnoWare Plastic filed or received since December 31, 2006.

(iv) Neither Target nor InnoWare Plastic has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Neither Target nor InnoWare Plastic is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). Neither Target nor InnoWare Plastic has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of Target and InnoWare Plastic has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither Target nor InnoWare Plastic is a party to or bound by any Tax allocation or sharing agreement. Neither Target nor InnoWare Plastic (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (B) has any liability for the Taxes of any Person (other than Target or InnoWare Plastic) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) The unpaid Taxes of Target and InnoWare Plastic (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and InnoWare Plastic in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, neither Target nor InnoWare Plastic has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(vii) Neither Target nor InnoWare Plastic will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D installment sale or open transaction disposition made on or prior to the Closing Date; or

(E) prepaid amount received on or prior to the Closing Date.

(viii) Neither Target nor InnoWare Plastic has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(ix) Neither Target nor InnoWare Plastic is or has been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Treasury Regulation §1.6011-4(b).

(x) Seller has not taken a worthless stock loss with respect to the stock of Target. Target has not taken a worthless stock loss with respect to the stock of InnoWare Plastic. The Target has no excess loss accounts or any other deferred gain or loss with respect to the stock of InnoWare Plastic. There has been no “ownership change” within the meaning of Section 382 with respect to Target or InnoWare Plastic, or any other event that would restrict the availability of InnoWare Plastic’s net operating losses, since the Acquisition Date. Prior to the contemplated cancellation of approximately $18.9 million of debt on the Closing Date, neither Target nor InnoWare Plastic has been the beneficiary of any discharge of indebtedness or has reduced any tax attribute pursuant to Section 108 of the Code. At December 31, 2009, the aggregate basis for federal income Tax purposes of the assets of InnoWare Plastic, other than cash and cash equivalents, was not less than $28 million. The representation in the preceding sentence assumes that InnoWare Plastic will elect for 2009 to take advantage of all available bonus and other accelerated depreciation.

(l) Real Property.

(i) §4(l)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property and lists the Historic Title Insurance Policies. With respect to each parcel of Owned Real Property:

(A) Target or InnoWare Plastic has good and marketable title, free and clear of all Liens, except Permitted Encumbrances;

(B) except for Permitted Encumbrances and except as set forth in §4(l)(i)(B) of the Disclosure Schedule, neither Target nor InnoWare Plastic has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii) §4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target has made available to Buyer in the Seller’s on-line data room a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) neither Target’s nor InnoWare Plastic’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to Seller’s Knowledge, there are no disputes with respect to such Lease;

(D) neither Target nor InnoWare Plastic, nor, to Seller’s Knowledge, any other party to the Lease is in breach of or default under such Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) to Seller’s Knowledge, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) neither Target nor InnoWare Plastic owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Target or InnoWare Plastic;

(H) neither Target nor InnoWare Plastic has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(I) neither Target nor InnoWare Plastic has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J) there are no Liens on the estate or interest created by such Lease.

(iii) The Owned Real Property identified in §4(l)(i) of the Disclosure Schedule and the Leased Real Property identified in §4(l)(ii) of the Disclosure Schedule (collectively, the “Real Property”), comprise all of the real property used or intended to be used in, or otherwise related to, Target’s and InnoWare Plastic’s business; and neither Target nor InnoWare Plastic is a party to any agreement or option to purchase any real property or interest therein.

(iv) To Seller’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property that are material to the operation of InnoWare Plastic’s business (the “Improvements”) are in good condition and repair (subject to ordinary wear and tear) and sufficient for Target’s and InnoWare Plastic’s business as currently operated. To Seller’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of Target’s or its Subsidiaries’ business as currently conducted thereon.

(v) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to Seller’s Knowledge, threatened, affecting any parcel of Owned Real Property or any portion thereof or interest therein and to Seller’s Knowledge there is no such proceeding pending or threatened with respect to the Leased Real Property. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to Seller’s Knowledge, threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof (or, to Seller’s Knowledge, of the Leased Real Property), or the operation of Target’s or InnoWare Plastic’s business as currently conducted thereon.

(vi) The Owned Real Property, and to Seller’s Knowledge the Leased Real Property, is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Owned Real Property and operation of Target’s and InnoWare Plastic’s business thereon do not violate in any material respect any Real Property Laws. Neither Target nor InnoWare Plastic has received any notice of violation of any Real Property Law and to Seller’s Knowledge there is no Basis for the issuance of any such notice or the taking of any action for such violation. To Seller’s Knowledge, there is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of InnoWare Plastic’s business as currently conducted thereon.

(vii) To Seller’s Knowledge, none of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property. To Seller’s Knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of Target’s or InnoWare Plastic’s business as currently conducted thereon. To Seller’s Knowledge, each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(viii) To Seller’s Knowledge, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate Target’s or InnoWare Plastic’s business as currently conducted thereon, have been issued and are in full force and effect. §4(l)(ix) of the Disclosure Schedule lists all material

Real Property Permits held by Target or InnoWare Plastic with respect to each parcel of Real Property. Target has made available to Buyer a true and complete copy of all Real Property Permits in its possession. Neither Target nor InnoWare Plastic has received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to Seller’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Buyer without the consent or approval of the issuing governmental authority or entity; no disclosure, filing or other action by Target or InnoWare Plastic is required in connection with such transfer; and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

(ix) To Seller’s Knowledge, the classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of Target’s and InnoWare Plastic’s business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. To Seller’s Knowledge, there are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. Target’s and InnoWare Plastic’s use or occupancy of the Real Property or any portion thereof or the operation of Target’s or InnoWare Plastic’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(x) To Seller’s Knowledge, the current use and occupancy of the Real Property and the operation of Target’s and InnoWare Plastic’s business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property (the “Encumbrance Documents”). None of Seller, Target, or InnoWare Plastic has received any notice of violation of any Encumbrance Documents, and, to Seller’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(xi) To Seller’s Knowledge, each parcel of Owned Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof that are delinquent. There is no pending or to Seller’s Knowledge threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(xiii) To Seller’s Knowledge, none of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(m) Intellectual Property.

(i) Target and InnoWare Plastic own and possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all material Intellectual Property necessary or desirable for the operation of the business of Target and InnoWare Plastic as presently conducted and as presently proposed to be conducted by Target or InnoWare Plastic. Each item of Intellectual Property owned or used by Target or InnoWare Plastic immediately prior to the Closing will be owned or available for use by Target or InnoWare Plastic on identical terms and conditions immediately subsequent to the Closing without additional payments (other than continuing license fees that are required under the intellectual property agreements listed in the Disclosure Schedule or future maintenance payments) by InnoWare Plastic or the Buyer. Each of Target and InnoWare Plastic has taken reasonably prudent actions to maintain and protect each item of Intellectual Property that they own or use.

(ii) Neither Target nor InnoWare Plastic has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target or InnoWare Plastic has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target or InnoWare Plastic must license or refrain from using any Intellectual Property rights of any third party). Neither Target nor InnoWare Plastic has engaged in false marking in violation of 35 U.S.C. §292. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target or InnoWare Plastic.

(iii) §4(m)(iii) of the Disclosure Schedule identifies each patent or registration that is owned by Target or InnoWare Plastic with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target or InnoWare Plastic has made with respect to any of its Intellectual Property, and identifies each license, sublicense or agreement (other than Routine IP Agreements) that Target or InnoWare Plastic has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete (where practicable) copies of all such patents, registrations, applications, licenses, sublicenses, and agreements (as amended to date). §4(m)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by Target or InnoWare Plastic in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule:

(A) Target and InnoWare Plastic own and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller’s Knowledge, threatened that challenges the legality, validity, enforceability, use, or ownership of the item and the Seller has no Knowledge of any Basis for such a challenge;

(D) neither Target nor InnoWare Plastic has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E) the item is valid and subsisting and no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, Target, or InnoWare Plastic, including without limitation, a failure by Seller, Target, or InnoWare Plastic to pay any required maintenance fees).

(iv) §4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target or InnoWare Plastic uses pursuant to license, sublicense, or agreement (other than Routine IP Agreements). Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, and agreements (each as amended to date). With respect to each item of Intellectual Property required to be identified in §4(m)(iv) of the Disclosure Schedule:

(A) the license, sublicense, or agreement covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, or agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) neither Target nor InnoWare Plastic nor, to Seller’s Knowledge, any other party to the license, sublicense, or agreement is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) neither Target nor InnoWare Plastic nor, to Seller’s Knowledge, any other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge created by Seller, Target or InnoWare Plastic or, to Seller’s Knowledge, created by any other party;

(G) to Seller’s Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and to Seller’s Knowledge there is no Basis for the same; and

(H) neither Target nor InnoWare Plastic has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) (A) neither Target nor InnoWare Plastic has in the past nor will it interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted by Target or InnoWare Plastic; (B) to Seller’s Knowledge, there is no Basis for any of the foregoing; and/or (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi) Target and InnoWare Plastic have taken all reasonably prudent actions to maintain and protect all of the Intellectual Property of Target and InnoWare Plastic and will continue to maintain and protect all of the Intellectual Property of Target and InnoWare Plastic prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of Seller, the owners of any of the Intellectual Property licensed to Target and InnoWare Plastic have taken all reasonably prudent actions to maintain and protect the Intellectual Property covered by such license. A list of all reasonably prudent actions to maintain and protect the Intellectual Property as described in this paragraph and required to be taken within 120 days following the Closing Date is set forth in §4(m)(vii) of the Disclosure Schedule.

(viii) InnoWare Plastic has complied with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and Seller shall take all steps necessary to ensure such compliance in all material respects until Closing.

(n) Tangible Assets. Target and InnoWare Plastic own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used by Target or InnoWare Plastic.

(o) Inventory. The inventory of Target and InnoWare Plastic consists of raw materials (including regrind resin offal) and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is known to be slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and InnoWare Plastic.

(p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target or InnoWare Plastic is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $40,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a material loss to Target or InnoWare Plastic, or involve consideration in excess of $40,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement imposing confidentiality, exclusivity or non-competition obligations on Target or InnoWare Plastic;

(vi) any agreement with Seller and its Affiliates (other than Target and InnoWare Plastic);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual base salary in excess of $150,000 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $20,000, or imposition of monitoring or reporting obligations to any Governmental Entity outside the ordinary course of business; or

(xiv) any agreement under which Target or InnoWare Plastic has advanced or loaned any other Person amounts in the aggregate exceeding $5,000.

Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Seller nor Target nor InnoWare Plastic is in breach or default, and to Seller’s Knowledge, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, in each case that would reasonably be expected to result in materially adverse consequences to Target or InnoWare Plastic, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of Target and InnoWare Plastic are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, and InnoWare Plastic has established a reserve for bad debts in accordance with GAAP set forth on the face of the balance sheet for the Most Recent Fiscal Month End (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and InnoWare Plastic.

(r) Powers of Attorney. Except as set forth on §4(r) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Target or InnoWare Plastic.

(s) Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target or InnoWare Plastic has been a party, a named insured, or otherwise the beneficiary of coverage at any time since the Acquisition Date:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither Target, nor InnoWare Plastic, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. §4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Target or InnoWare Plastic.

(t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which Target or InnoWare Plastic (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to Seller’s Knowledge is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §4(t) of the Disclosure Schedule could reasonably be expected to result in any Material Adverse Change; and to Seller’s Knowledge, there is no Basis for any such material action, suit, proceeding, hearing, or investigation.

(u) Product Warranty. Each product manufactured, sold, leased, or delivered by Target or InnoWare Plastic has been in material conformity with all applicable contractual commitments and all express and implied warranties, and neither Target nor InnoWare Plastic has any obligations relating to the replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and InnoWare Plastic. §4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of Target and InnoWare Plastic (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Target or InnoWare Plastic is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in §4(u) of the Disclosure Schedule.

(v) Product Liability. Neither Target nor InnoWare Plastic has any financial or other obligations arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Target or InnoWare Plastic.

(w) Employees.

(i) With respect to the business of Target and InnoWare Plastic, except as set forth in §4(w) of the Disclosure Schedule:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) to Seller’s Knowledge, no executive of Target or InnoWare Plastic (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Buyer to conduct the business of such entity;

(C) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(D) to Seller’s Knowledge, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(E) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to Seller’s Knowledge, threatened;

(F) there is no workers compensation liability, experience or matter outside the Ordinary Course of Business;

(G) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to Seller’s Knowledge, threatened in any forum, relating to an alleged violation or breach by Target or InnoWare Plastic (or its or their officers or directors) of any law, regulation or contract; and,

(H) to Seller’s Knowledge, no employee or agent of Target or InnoWare Plastic has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (G) above.

(ii) Except as set forth in §4(w) of the Disclosure Schedule, there are no written personnel policies, rules, or procedures applicable to employees of Target or InnoWare Plastic. True and complete copies of all such documents identified in §4(w) of the Disclosure Schedule have been provided to Buyer prior to the date of this Agreement.

(iii) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past 3 years, neither Target nor InnoWare Plastic has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

(x) Employee Benefits.

(i) §4(x) of the Disclosure Schedule lists each Employee Benefit Plan that Target or InnoWare Plastic maintains, to which Target or InnoWare Plastic contributes or has any obligation to contribute, or with respect to which Target or InnoWare Plastic has any liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target and InnoWare Plastic. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified (or is entitled to rely on the opinion letter of the prototype plan sponsor), and, to Seller’s Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as “GUST” or “EGTRRA” and, to the extent applicable, have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST and EGTRRA requirements within the applicable remedial amendment period.

(E) To Seller’s Knowledge, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To Seller’s Knowledge, no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of Seller and the directors and officers (and employees with responsibility for employee benefits matters) of Target and InnoWare Plastic has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(F) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination, notification, approval or opinion letter, as applicable, received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement such Employee Benefit Plan.

(ii) Neither Target nor InnoWare Plastic contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)). No asset of Target or InnoWare Plastic is subject to any Lien under ERISA or the Code.

(iii) Neither Target nor InnoWare Plastic contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv) Neither Target nor InnoWare Plastic maintains, contributes to or has an obligation to contribute to, or has any liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Target or InnoWare Plastic or of any other Person other than in accordance with COBRA.

(v) §4(x)(v) of the Disclosure Schedule lists each agreement, contract, plan, or other arrangement—whether or not written and whether or not an Employee Benefit Plan (collectively a “Plan”)—to which Target or InnoWare Plastic is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. Each such Plan complies with the requirements of Code §409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder.

(y) Guaranties. Except as set forth on §4(y) of the Disclosure Schedule, neither Target nor InnoWare Plastic is a guarantor or otherwise is liable for any financial or other obligations (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.

(i) Each of Target and InnoWare Plastic and each of their respective Affiliates, and to Seller’s Knowledge, each of their respective Predecessors, has at all times complied in all material respects, and are in compliance in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) Except as identified in §4(z)(ii) of the Disclosure Schedule, the Target, InnoWare Plastic and their respective Affiliates and, to Seller’s Knowledge, each of their respective Predecessors, have acquired, obtained, applied for or made any permits, licenses, notifications, applications or other reports to or from all governmental or administrative agencies having jurisdiction over the Target, InnoWare Plastic and their respective Affiliates and Predecessors or any property owned, leased or operated by any of them, as required under any applicable Environmental, Health, and Safety Requirements.

(iii) Except as identified in §4(z)(iii) of the Disclosure Schedule, there is no claim, action, suit, proceedings, arbitration, investigation or inquiry pending or, to Seller’s Knowledge, threatened against the Target, InnoWare Plastic or their respective Affiliates (or, to Seller’s Knowledge, each of their respective Predecessors) by or before any federal, state, municipal, foreign or other court, or any other governmental or administrative body or agency, nor to Seller’s Knowledge has there been any written or oral complaint, order, directive, claim, citation, notice, report, or lien by or in favor of any governmental authority or private person with respect to (a) the use, storage, generation, treatment, transportation or disposal of Hazardous Substances at or from any property or facility owned, leased or operated by the Target and InnoWare Plastic or their respective Affiliates (or, to Seller’s Knowledge, each of their respective Predecessors); (b) spills, releases, discharges or disposal of Hazardous Substances on or into any real property, buildings, appurtenances, fixtures and facilities owned, leased, or operated by the Target, InnoWare Plastic or their respective Affiliates (or, to Seller’s Knowledge, each of their respective Predecessors), or any other property as a result of operations or activities on real property owned, leased or operated by the Target, InnoWare Plastic or their respective Affiliates (or, to Seller’s Knowledge, each of their respective Predecessors), or on or into any surface water, groundwater or septic or sewer systems; (c) air emissions; or (d) the violation of or noncompliance with any Environmental, Health, and Safety Requirements.

(iv) Other than as identified in §4(z)(iv) of the Disclosure Schedule, to Seller’s Knowledge, none of the following exists at any Real Property: (1) underground storage tanks, (2) groundwater monitoring wells, drinking water wells, or production water wells, (3) asbestos-containing material in any form or condition, (4) materials or equipment containing polychlorinated biphenyls, or (5) landfills, surface impoundments, septic fields or disposal areas.

(v) Neither Target, nor InnoWare Plastic, nor their respective Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any Hazardous Substance so as to give rise to any current or future liabilities or obligations, including any liability or obligation related to notification or failure to notify, fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to any Environmental, Health, and Safety Requirements.

(vi) To Seller’s Knowledge, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” of any Environmental, Health, and Safety Requirements.

(vii) Neither Target, nor InnoWare Plastic, nor their respective Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and, to Seller’s Knowledge, none of such entities is or will become subject to any liabilities or obligations with respect to the presence of asbestos in any product or item.

(viii) Except for contracts disclosed in §4(p) of the Disclosure Schedule, neither Target nor InnoWare Plastic has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability or obligation, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(ix) Seller, Target, and InnoWare Plastic have furnished to Buyer all environmental audits, reports, sampling plans, analytical results and other material environmental documents relating to Target’s, InnoWare Plastic’, or their respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(aa) Business Continuity.

(i) None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target and/or InnoWare Plastic in the conduct of their business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such Systems by Target or InnoWare Plastic.

(ii) Each of Target and InnoWare Plastic is covered by business interruption insurance in scope and amount customary and reasonable to ensure their ongoing business operations.

(bb) Computer and Technology Security. Target and InnoWare Plastic have taken reasonably prudent steps to safeguard the information technology systems utilized in the operation of the business of Target and InnoWare Plastic, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

(cc) Certain Business Relationships with Target and InnoWare Plastic. None of Seller, its Affiliates, directors, officers, employees, members, managers and shareholders, and Target’s and InnoWare Plastic’s directors, officers, employees, and shareholders has been involved in any business arrangement or relationship with Target or InnoWare Plastic within the past 12 months, and none of Seller, its Affiliates, directors, officers, employees, members, managers, and shareholders, and Target’s and InnoWare Plastic’s directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the business of Target or InnoWare Plastic.

(dd) Customers and Suppliers.

(i) §4(dd) of the Disclosure Schedule lists the ten (10) largest customers of Target (on a consolidated basis) for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. §4(dd) of the Disclosure Schedule also lists any additional current customers that Target anticipates shall be among the ten (10) largest customers for the current fiscal year.

(ii) As of this date only, and not making any representation as of the Closing Date, since the date of the Most Recent Balance Sheet, no supplier of Target or InnoWare Plastic has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Target or InnoWare Plastic, and no customer listed on §4(dd) of the Disclosure Schedule has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Target or InnoWare Plastic.

(ee) Data Privacy.

(i) The collection, use, transfer, import, export, storage, disposal, and disclosure by Target and InnoWare Plastic of personally identifiable information, or other information relating to Persons protected by law, has not violated and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, will not violate in any material respect any applicable U.S. or foreign law relating to data collection, use, privacy, or protection (including, without limitation, any requirement arising under any constitution, statute, code, treaty, decree, rule, ordinance, or regulation) (collectively, “Data Laws”). Target and InnoWare

Plastic have complied with, and are presently in compliance with, their respective privacy policies, which policies comply in all material respects with all Data Laws. The transactions contemplated by this Agreement will not result in the violation of any Data Laws, or the respective privacy policies of Target or InnoWare Plastic.

(ii) (A) There is no complaint, audit, proceeding, investigation, or claim against or, to the Knowledge of Seller, threatened against, Target or InnoWare Plastic by any governmental authority, or by any Person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any Person in connection with Target or InnoWare Plastic or their businesses, and (B) to Seller’s Knowledge, there have been no security breaches compromising the confidentiality or integrity of such personal information.

(ff) Rail Spur Compliance. InnoWare Plastic: (i) is in compliance with the terms of (A) the Agreement dated as of November 17, 2008 (the “Authority Rail Spur Agreement”) by and between the Thomaston-Upson County Industrial Development Authority (the “Authority”) and InnoWare Plastic, and (B) the CDBG/EIP Economic Development and Construction Agreement dated as of June 17, 2009 (the “County Rail Spur Agreement”) among Upson County (the “County”), the Authority and InnoWare Plastic, in each case as such agreement may have been amended or supplemented; (ii) has satisfied in full, on or prior to the date hereof, the requirements of Section 2.5(a) of the Authority Rail Spur Agreement (the “134 FTE Job Requirement”) and, in accordance with Section 2.6 of the Authority Rail Spur Agreement, has delivered an affidavit signed by an officer of InnoWare Plastic stating that InnoWare Plastic has met the 134 FTE Job Requirement, and has delivered to Buyer a true and correct copy of such affidavit; (iii) has, as of the date hereof, made eligible expenditures in the aggregate amount of $8,694,000 in fulfillment of the $9,700,000 expenditure requirement of Section 2.5(d) of the Authority Rail Spur Agreement and has delivered to the Buyer a schedule of, and evidence to support, such expenditures; (iv) has invested at least $6,600,000 in building upgrades, machinery and equipment and rail spur costs in accordance with, and fulfillment of, the obligations of Section 4(A) of the County Rail Spur Agreement, and has notified the County that it has fulfilled its investment obligations under Section 4(A) and delivered to the Buyer a schedule of, and evidence to support, such investments; and (v) has filed a CDBG Quarterly Expenditures and Progress Report in accordance with the provisions of the County Rail Spur Agreement, every three months from the date of the EIP Grant referred to in the County Rail Spur Agreement, and has delivered to Buyer a true and correct copy of each such Quarterly Expenditures and Progress Report.

(gg) Disclaimer of Other Representations and Warranties. Except as expressly set forth in §3 and this §4, Seller makes no representation or warranty in respect of Target, InnoWare Plastic, or any of their respective assets, Liabilities or operations.

(hh) Menomonee Release. The Menomonee Lease is in full force and effect. Under the Second Amendment, dated as of March 30, 2010, by and between CJF1 LLC, a Delaware limited liability company (“Landlord”), and InnoWare Paper, Inc., the Guaranty of Lease dated August 30, 2006 (the “Lease Guaranty”) from DUNI A.B. (the “Guarantor”) to and for the benefit of Landlord has been deemed to be released and terminated in full by Landlord, and Guarantor has no further obligations to Landlord with respect to the Lease. Neither Target nor InnoWare Plastic shall have any further Liability under the (i) DUNI Guaranty, (ii) Lease Guaranty or (iii) Menomonee Lease.

§5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use its commercially reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

(b) Notices and Consents. Seller will cause each of Target and InnoWare Plastic to give any notices to third parties, and will cause each of Target and InnoWare Plastic to use their commercially reasonable best efforts to obtain any third-party consents referred to in §4(c) above, the Lease Consents, and the items set forth on §5(b) of the Disclosure Schedule. Each of the Parties will (and Seller will cause each of Target and InnoWare Plastic to) give any notices to, make any filings with, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), and §4(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and Seller will cause each of Target and InnoWare Plastic to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Act, will use his, her, or its reasonable best efforts to obtain (and Seller will cause each of Target and InnoWare Plastic to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and Seller will cause each of Target and InnoWare Plastic to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(c) Operation of Business. Except as contemplated by §4(h) of the Disclosure Schedule, Seller will not cause or permit Target or InnoWare Plastic to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not cause or permit Target or InnoWare Plastic to (i) except as specifically contemplated by this Agreement and disclosed in writing to Buyer prior to the Closing Date, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) except as contemplated by §4(h) of the Disclosure Schedule, otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.

(d) Preservation of Business. Seller will use commercially reasonable best efforts to cause each of Target and InnoWare Plastic to keep their business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. Seller will permit, and Seller will cause each of Target and InnoWare Plastic to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target and InnoWare Plastic, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Target and InnoWare Plastic.

(f) Notice of Developments. Seller will give prompt written notice to Buyer of any development that occurs after the date hereof that causes a material breach of any of the representations and warranties in §4 above, it being understood that, for purposes of determining the materiality of such developments, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations shall be disregarded. Seller will also promptly give Buyer notice of any customer listed on §4(dd) of the Disclosure Schedule that indicates prior to the Closing that it shall stop, or decrease the rate of, buying materials, products or services from Target or InnoWare Plastic. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in §3 above, it being understood that, for purposes of determining the materiality of such developments, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations shall be disregarded. If Buyer has a right to terminate this Agreement pursuant to §10(a)(ii) below by reason of the development, and Buyer fails to exercise that right within the time period of ten (10) business days referred to in §10(a)(ii) below, the written notice pursuant to this §5(f) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in §4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

(g) Exclusivity. Seller will not (and Seller will not cause or permit Target or InnoWare Plastic to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of

Target or InnoWare Plastic (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote its Target Shares in favor of any such acquisition. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h) Maintenance of Real Property. Seller will cause each of Target and InnoWare Plastic to maintain the Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

(i) Leases. Seller will not cause or permit any of Target’s or InnoWare Plastic’s Leases to be amended, modified, extended, renewed or terminated, nor shall Target or InnoWare Plastic enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of Buyer.

(j) Title Insurance and Surveys. Seller will cause each of Target and InnoWare Plastic to cooperate with Buyer in Buyer’s efforts to obtain the Title Commitments, Title Policies and Surveys (at no cost to Seller, Target or InnoWare Plastic) in form and substance as set forth in §7 of this Agreement. Seller shall provide the Title Company with any affidavits, indemnities, memoranda or other assurances reasonably and customarily requested by the Title Company to issue the Title Policies.

(k) Tax Matters. Without the prior written consent of Buyer, neither Target nor InnoWare Plastic shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or InnoWare Plastic, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or InnoWare Plastic, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target or InnoWare Plastic for any period ending after the Closing Date or decreasing any Tax attribute of Target or InnoWare Plastic existing on the Closing Date.

(l) Release and Discharge of Indebtedness of Target and InnoWare Plastic. Seller shall use its commercially reasonable best efforts to cause Target and InnoWare Plastic to be released and discharged in full from any and all obligations with regard to any of its or their Indebtedness (whether intercompany or external) and neither Target nor InnoWare Plastic shall have any liability as of the Closing Date with regard to such Indebtedness.

(m) Transfer of Employee Benefit Plans. Except as specifically provided in this Agreement, Seller shall cause the sponsorship, administration and all other aspects of each Employee Benefit Plan to be transferred to an entity other than Target or InnoWare Plastic, and for Target and InnoWare Plastic to be released and discharged from any and all obligations with respect to such Employee Benefit Plans such that Target and InnoWare Plastic shall have no liability as of the Closing Date with regard to such Employee Benefit Plans for events occurring on or after the date of such transfers.

(n) Contact with Employees, Customers and Suppliers. Neither the Buyer nor any of Buyer’s representatives shall contact or otherwise communicate with any employees, customers or suppliers of the Target or InnoWare Plastic in connection with or regarding the transactions contemplated hereby, except (i) to the extent approved in writing by Seller; and (ii) Buyer’s employees and representatives may continue to contact the employees and representatives of Target and InnoWare Plastic who have been assisting in the due diligence process with additional due diligence, integration and other similar questions or requests.

§6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target and InnoWare Plastic. Seller shall use commercially reasonable efforts to obtain, within thirty (30) days after the Closing Date, a termination of the DUNI Guaranty; provided, however, that nothing herein shall require Seller to make any payment or incur any other economic obligation or concession in connection with obtaining such termination.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target or InnoWare Plastic, the other Party will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target or InnoWare Plastic from maintaining the same business relationships with Target and InnoWare Plastic after the Closing as it maintained with Target and InnoWare Plastic prior to the Closing. Seller will refer all customer inquiries relating to the business of Target and InnoWare Plastic to Buyer from and after the Closing.

(d) Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer and at Buyer’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller. Notwithstanding the foregoing, Seller shall be entitled to retain copies of any Confidential Information (A) consistent with Seller’s general record retention policy and (B) to the extent that such Confidential Information is imbedded in Seller’s information and materials relating to its other businesses.

(e) Restrictive Covenants. For a period of five (5) years from and after the Closing Date, none of Seller, InnoWare Paper, Inc., or any Subsidiary of Seller or InnoWare Paper, Inc. will directly or indirectly, (i) engage in the Business in North America; provided, however, that (w) no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business, (x) InnoWare Paper, Inc. may sell products manufactured by Buyer or one of its Affiliates, their successors or any other party as contemplated by the InnoWare Paper Supply Agreement, (y) if the InnoWare Paper Supply Agreement is terminated by InnoWare Paper, Inc. in connection with a material breach thereof by InnoWare Plastic, then InnoWare Paper, Inc. may sell products similar to those identified as “Products” in the InnoWare Paper Supply Agreement to the “Customers” identified in such agreement, and (z) this §6(e) shall terminate with respect to InnoWare Paper Holding Company, Inc. and/or InnoWare Paper, Inc. following the sale (by stock sale, merger, sale of all or substantially all of the assets, or otherwise) of such entity by Seller or InnoWare Paper Holding Company, Inc. so long as Norwest Equity Partners does not directly or indirectly (1) own or have the right to acquire a majority of the voting rights of the acquiring entity, (2) by contractual arrangement have a right to vote a majority of the voting securities of the acquiring entity, or (3) otherwise have the right to appoint a majority of the board of directors or board of managers of the acquiring entity; (ii) induce any customer of Target to patronize any such competitive business; or (iii) solicit for employment any employee of Buyer, Target, or InnoWare Plastic employed in InnoWare Plastic’s business or any Retained Employee with regard to employment after the term of the Leased Employee Agreement (provided, however, that nothing in this §6(e) shall be deemed to prohibit Seller or any parent, Subsidiary or other Affiliate of Seller from placing advertisements in newspapers or other media of general circulation advertising employment opportunities or from hiring persons who respond to such advertisements). If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f) SEC Filing Support. Seller agrees to, and agrees to cause its relevant employees to, assist Buyer as reasonably requested in preparing any filings with the Securities and Exchange Commission necessitated by the execution of this Agreement or the consummation of the transactions contemplated hereby.

(g) Funding Payments and Costs Under Separation Agreements. Seller agrees to make any cash payments required to be made by Innoware Plastic under Section 3 of either of the Separation Agreements, including amounts owed in respect of separation compensation, applicable withholding and health insurance coverage under InnoWare Plastic’s group insurance plan. The Escrow Amount plus any interest accrued thereon will be used to satisfy any amounts owed by Seller to Buyer under this Section 6(g) in accordance with the terms of the Escrow Agreement.

§7. Conditions to Obligation to Close

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Seller contained in §3(a) and §4 hereof will be true and correct at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except (A) to the extent that the failure of such representations and warranties to be true and correct has not caused a Material Adverse Effect, (B) for changes contemplated by this Agreement or actions or acts of Target or InnoWare Plastic that are taken prior to the Closing with the written approval or written consent of Buyer or taken jointly with Buyer, and (C) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date has not caused a Material Adverse Effect), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations shall be disregarded, except for those in §4(g) above and the first sentence of §4(h) above;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) Target and InnoWare Plastic shall have procured all of the third-party consents listed in §5(b) of the Disclosure Schedule;

(iv) no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Target Shares and to control Target and InnoWare Plastic, or (D) materially adversely affect the right of Target or InnoWare Plastic to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;

(vi) the Parties, Target, and InnoWare Plastic shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(vii) each of Seller, InnoWare Paper Holding Company, Inc. and InnoWare Paper, Inc., as applicable, shall have entered into the Innoware Paper Supply Agreement in the form of Exhibit C-1; the Trademark License Agreement in the form of Exhibit C-2; and the Transition Services Agreement in the form of Exhibit C-3;

(viii) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Buyer, and dated as of the Closing Date;

(ix) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Target and InnoWare Plastic other than those whom Buyer shall have specified in writing at least 5 business days prior to the Closing;

(x) the employment with Target or InnoWare Plastic of all employees other than the Retained Employees shall have been terminated and all severance costs and obligations related to such terminations, including but not limited to COBRA obligations, shall have been transferred to Seller or a Seller Affiliate other than Target or InnoWare Plastic;

(xi) each of the Retained Employees shall have been transferred to Seller or a Seller Affiliate other than Target or InnoWare Plastic;

(xi) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(xii) Buyer shall have obtained, no later than 10 days prior to the Closing, a commitment for a 2006 ALTA Owner’s Title Insurance Policy or other form of policy reasonably acceptable to Buyer for each Owned Real Property (other than Owned Real Property located outside the U.S.), issued by a title insurance company satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”);

(xiii) at Closing, Buyer (at its sole cost and expense) shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring each of Target’s and InnoWare Plastic’s fee simple title to each Owned Real Property, as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage from Seller through the date of recording, subject only to Permitted Encumbrances, in such amount as Buyer reasonably determines to be the value of the Real Property insured thereunder and which shall include endorsements reasonably requested by Buyer and acceptable to the Title Company (the “Title Policies”);

(xiv) Buyer (at its sole cost and expense) shall have obtained, no later than 10 days prior to the Closing, a survey for each Owned Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor in the jurisdiction where the real property is located, reasonably satisfactory to Buyer, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, including such Table A Items as are reasonably requested by Buyer and acceptable to its surveyor. The Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect that has not been cured or insured over to Buyer’s reasonable satisfaction prior to the Closing;

(xv) Target and InnoWare Plastic shall have obtained and delivered to Buyer the Lease Consents;

(xvi) Target and InnoWare Plastic shall have used commercially reasonable efforts to obtain and deliver to Buyer an estoppel certificate with respect to each of the Leases, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance reasonably satisfactory to Buyer (the “Estoppel Certificates”);

(xvii) Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that Seller is not a “Foreign Person” as defined in Code §1445 (the “FIRPTA Affidavit”);

(xviii) no damage or destruction or other change shall have occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of Target’s or InnoWare Plastic’s business as currently conducted thereon;

(xix) Seller shall have delivered to Buyer copies of the certificate of incorporation (or formation) of Seller, Target, and InnoWare Plastic certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation (or formation);

(xx) Seller shall have delivered to Buyer copies of the certificate of good standing of Seller, Target, and InnoWare Plastic issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization and in the case of Target and InnoWare Plastic, of each jurisdiction in which each such Person is qualified to do business;

(xxi) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to

Buyer, as to: (i) no amendments to the certificate of formation of Seller since the date specified in clause (xix) above; (ii) the operating agreement (or other governing documents) of Seller; (iii) the resolutions of the members or manager(s) of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers or managers of Seller executing this Agreement or any other agreement contemplated by this Agreement;

(xxii) Omitted;

(xxiii) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of each of Target and InnoWare Plastic, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation of such Person since the date specified in clause (xix) above; (ii) the bylaws (or other governing documents) of such Person; and (iii) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of such Person relating to this Agreement and the transactions contemplated hereby;

(xxiv) Each of Target and InnoWare Plastic shall have been released and discharged in full from any and all obligations with regard to any of its or their Indebtedness (whether intercompany or external) and Seller shall have delivered to Buyer releases, in form and substance reasonably acceptable to Buyer, of all Liens and Indebtedness (whether intercompany or external) incurred outside the Ordinary Course of Business or exceeding $10,000 (individually or in the aggregate) that is not otherwise reflected on the Closing Date NWC to which the Target, InnoWare Plastic or any of its or their property is a subject or party, other than the capital lease for the warehouse space in Thomaston, Georgia, which lease is described in §7(a)(xxiv) of the Disclosure Schedule;

(xxv) Seller shall have delivered to Buyer releases or other evidence reasonably acceptable to Buyer to establish that (i) each Employee Benefit Plan has been transferred to an entity other than Target or InnoWare Plastic and (ii) Target and InnoWare Plastic shall have been released and discharged from any and all obligations with respect to the Employee Benefit Plans such that Target and InnoWare Plastic shall have no liability as of the Closing Date with regard to such Employee Benefit Plans for events occurring on or after the date of such transfers;

(xxvi) The assets of Target identified on Schedule 7(a)(xxvi) shall have been transferred to Seller or one of its Affiliates; and

(xxvii) The Menomonee Lease, including the provisions of Section 3 of the Second Amendment thereto, shall be in full force and effect.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(b) above shall be true and correct at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except (A) to the extent that the failure of such representations and warranties to be true and correct has not caused a Material Adverse Effect, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date has not caused a Material Adverse Effect), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Seller, and dated as of the Closing Date;

(vi) the Parties, Target and InnoWare Plastic shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in §3(a)(iii), §3(b)(ii) and §4(c) above; and

(vii) each of Buyer, Target and InnoWare Plastic, as applicable, shall have entered into the Trademark License Agreement in the form of Exhibit C-2 and the Transition Services Agreement in the form of Exhibit C-3.

Seller may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to the Closing.

§8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties.

(i) §3(a)(i), (ii) and (v); §4(a), (b), (f), (r) and (hh) shall survive the Closing hereunder and continue in full force and effect forever;

(ii) §4(g)-(j), §4(l)-(q), §4(s)-(y), and §4(aa)-(gg) above shall survive the Closing hereunder (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of 21 months thereafter, provided that any tax related obligations arising under §4(x) or guaranties related to Indebtedness under §4(y) shall be subject to the survival period set forth in subsection (iii) below; and §4(z) above shall survive the Closing hereunder (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of 36 months thereafter; and

(iii) All of the other representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days;

(b) Indemnification Provisions for Buyer’s Benefit.

(i) In the event Seller breaches any of its representations, warranties, and covenants contained herein and, provided that a Buyer Indemnitee (as defined below) makes a written claim for indemnification against Seller pursuant to §11(h) below within the survival period (if there is an applicable survival period pursuant to §8(a) above), then Seller shall be obligated to indemnify such Buyer Indemnitee from and against the entirety of any Adverse Consequences the Buyer Indemnitee may suffer (including any Adverse Consequences Buyer Indemnitee may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that Seller shall not have any obligation to indemnify Buyer Indemnitees from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty listed in §4(g)-(j), §4(l)-(q), §4(s)-(z), and §4(aa)-(gg) (other than any tax related obligations arising under §4(x) or guaranties related to Indebtedness under §4(y)) until Buyer Indemnitee has suffered Adverse Consequences by reason of all such breaches in excess of a $250,000 in the aggregate (after which point Seller will be obligated to indemnify Buyer Indemnitee from and against all such Adverse Consequences, including the first $250,000 of Adverse Consequences), and provided further that, with respect to breaches by Seller of the representations and warranties listed in §4(g)-(j), §4(l)-(q), §4(s)-(z), and §4(aa)-(gg) (other than any tax related obligations arising under §4(x) or guaranties related to Indebtedness under §4(y)), the maximum amount of Adverse Consequences of Buyer Indemnitees for which Seller may be liable under this §8(b)(i) shall not exceed an aggregate ceiling of $5,000,000 (after which point Seller will have no obligation to indemnify buyer from and against further such Adverse Consequences). The term Buyer Indemnitee shall include the Buyer and any of its Subsidiaries, parents, Affiliates, officers, directors or employees.

(ii) Seller shall be obligated to indemnify Buyer Indemnitees from and against the entirety of any Adverse Consequences Buyer Indemnitees may suffer resulting from, arising out of or relating to (x) the DUNI Guaranty or (y) the breach of any representation or warranty listed in §4(hh). The indemnification obligations of this §8(b)(ii) shall survive the Closing hereunder and continue in full force and effect forever, and shall not be subject to any threshold, deductible, or ceiling.

(c) Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein and, provided that a Seller Indemnitee (as hereinafter defined) makes a written claim for indemnification against Buyer pursuant to §11(h) below within such survival period (if there is an applicable survival period pursuant to §8(a) above), then Buyer shall indemnify each Seller Indemnitee from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. The term Seller Indemnitee shall include the Seller and any of its Subsidiaries (other than Target and InnoWare Plastic), parents, Affiliates, officers, directors or employees.

(d) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right at its sole cost and expense to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel as its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), and (B) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party, the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).

(iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with §8(d)(ii) above, however, (A) the Indemnified Party may at its sole cost and expense (except to the extent such costs and expenses are indemnifiable under this §8) defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8. All indemnification payments under this §8 shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party. An Indemnified Party shall use reasonable commercial efforts to mitigate the amount and extent of any Adverse Consequences. All indemnification payments under this §8 and §9(a) shall be deemed adjustments to the Purchase Price.

(f) Recoupment Against Escrow Agreement. Any indemnification to which Buyer is entitled under this Agreement as a result of any Adverse Consequences it may suffer shall first be made as a payment to Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement and, to the extent that the aggregate amount of such indemnification exceeds the Escrow Amount plus any interest accrued thereon, from Seller.

(g) Exclusive Remedy.

(i) The foregoing indemnification provisions shall be the sole and exclusive remedy for any Adverse Consequences of Buyer, Target or their respective Subsidiaries with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by Seller in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby.

(ii) No claim shall be brought or maintained by Buyer, Target or any of their respective Subsidiaries or their respective successors or permitted assigns against any officer, director, employee (present or former), partner or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(h) Purchase Price Adjustment. Notwithstanding anything to the contrary herein, Seller shall not be obligated to indemnify Buyer against any Adverse Consequences as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining the Preliminary Purchase Price pursuant to §2(f). In addition, no such Adverse Consequences shall be included in meeting the stated indemnification deductible in §8(b) above.

(i) Acknowledgment by Buyer. Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of Target and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in this Agreement. Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby. With respect to any estimates, projected financial results or forecasts provided to Buyer, Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, and that Buyer will have no claim against Seller with respect thereto. Accordingly, neither Seller nor Target nor InnoWare Plastic make any representations or warranties whatsoever with respect to any estimates, projections, and other forecasts and plans provided to Buyer.

§9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a) Tax Indemnification. Seller shall indemnify Target, InnoWare Plastic, Buyer, and each Buyer Affiliate and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Target and InnoWare Plastic for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target or InnoWare Plastic (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any person (other than Target and InnoWare Plastic) imposed on Target or InnoWare Plastic as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; and (iv) all Taxes of Target or InnoWare Plastic relating to cancellation of indebtedness income of Target or InnoWare Plastic resulting from the release of Target and/or InnoWare Plastic from its Indebtedness (i) under the Senior Credit Agreement, (ii) under the Subordinated Note Purchase Agreement dated as of August 31, 2006 by and among Seller, Target, InnoWare Plastic, InnoWare Paper, Inc. and Norwest Mezzanine Partners II, LP, as amended by Limited Waiver and First Amendment to Subordinated Note Purchase Agreement entered into as of November 3, 2008 or (iii) to Seller or Seller’s Subsidiaries or Affiliates (other than Target and InnoWare Plastic.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Target and InnoWare Plastic for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target or InnoWare Plastic holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Target and InnoWare Plastic for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target and InnoWare Plastic that are filed after the Closing Date. If any Tax Return for Target and InnoWare Plastic (whether original or amended) prepared (or caused to be prepared) by Buyer relates to or includes any Pre-Closing Tax Period, then such Tax Return will be prepared in accordance with the past practice of Target and InnoWare Plastic. The Buyer will give the Seller a copy of such Tax Return as soon as practicable after the preparation, but before the filing, thereof for Seller’s review and comment, except that Buyer shall not be required to consult with Seller regarding the filing of any Section 338(g) election under the Code. Buyer will make any changes to such Tax Returns that are reasonably requested by Seller.

(d) Cooperation on Tax Matters.

(i) Buyer, Target and InnoWare Plastic, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to §9(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and InnoWare Plastic and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Target and InnoWare Plastic relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target and InnoWare Plastic or Seller, as the case may be, shall allow the other Party to take possession of such books and records. For the avoidance of doubt, it is understood that significant assistance of Seller and its Affiliates will be required with respect to any extensions or returns due on or before April 30, 2010.

(ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(e) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Target and InnoWare Plastic shall be terminated as of the Closing Date and, after the Closing Date, Target and InnoWare Plastic shall not be bound thereby or have any liability thereunder.

(f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g) Reporting of Transactions. Seller will not claim a worthless stock loss with respect to the stock of Target for any Tax period ending on or before the Closing Date. With respect to any Indebtedness of Target or Innoware Plastic under the Senior Credit Agreement not paid in cash on the Closing Date, the Seller will treat any obligation of Seller or any Affiliate of Seller to pay any such amount under the Senior Credit Agreement as a capital contribution made by Seller to Target immediately prior to the Closing and will not claim any bad debt deduction with respect to any such amount.

(h) Impact of NWC Adjustments. Notwithstanding anything to the contrary herein, Seller shall not be obligated to indemnify Buyer for any amounts pursuant to this §9 to the extent such amount is taken into account in determining and reducing the Closing Date NWC.

§10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation or warranty contained in this Agreement and such breach would or would reasonably be expected to result in a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations shall be disregarded), Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (B) in the event Seller has breached any material covenant contained in this Agreement (it being understood that, for purposes of determining covenant compliance, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such covenant shall be disregarded), Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (C) if the Closing shall not have occurred on or before April 30, 2010, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation or warranty contained in this Agreement and such breach would or would reasonably be expected to result in a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations shall be disregarded), Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (B) in the event Buyer has breached any material covenant contained in this Agreement (it being understood that, for purposes of determining covenant compliance, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such covenant shall be disregarded), Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (C) if the Closing shall not have occurred on or before April 30, 2010, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

§11. Miscellaneous.

(a) Nature of Seller’s Obligations. Seller shall be responsible to the extent provided in §8(b)(i), (ii) and (iii) above for the entirety of any Adverse Consequences Buyer Indemnitees may suffer as a result of any breach of the representations, warranties, and covenants in this Agreement.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Copies to:

InnoWare, LLC	Barbara Muller
Attn: John D. Rice	Fredrikson & Byron, P.A.
c/o InnoWare Paper, Inc.	200 South Sixth Street, Suite 4000
W165 N5830 Ridgewood	Minneapolis, MN 55402-1425
Menomonee Falls, WI 53051-5655	Phone: (612) 492-7050
Phone: (262) 345-6010	Fax: (612) 492-7077
Fax: (262) 252-7710	Email: bmuller@fredlaw.com
Email: john.rice@innowareinc.com

Bruce Engler
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Phone: (612) 766-8811
Fax: (612) 766-1600
Email: bengler@faegre.com

If to Buyer:	Copy to:

Solo Cup Operating Corporation	J. Craig Walker
Attn: General Counsel	K&L Gates LLP
150 S. Saunders Road, Suite 150	70 W. Madison St., Suite 3100
Lake Forest, IL 60045	Chicago, Illinois 60602
Phone: (847)444-3387	Phone: (312) 807-4321
Fax: (847)	Fax: (312) 827-8179
Email: Jan.Reed@solocup.com	Email: Craig.Walker@klgates.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Except as otherwise specifically provided in this Agreement, each of Buyer, Seller, Target, and InnoWare Plastic shall bear its own costs and expenses (including legal fees and expenses)

incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller shall also bear the costs and expenses of Target and InnoWare Plastic (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby incurred prior to Closing.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Informal Dispute Resolution.

(i) Except for any dispute under § 2(f)(3), the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, promptly by negotiations between executives who have authority to settle the controversy for each of Buyer and Seller. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives representing each of Buyer and Seller shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the disputing party’s notice, or if the parties fail to meet within twenty (20) days, either Buyer or Seller may initiate arbitration of the controversy or claim as provided hereinafter.

(ii) If a Party intends to be accompanied at a meeting by an attorney, the other Party shall be given at least three (3) business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this §11(o) are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and applicable state rules of evidence.

(p) Arbitration. Except for any dispute under § 2(f)(3), any controversy or claim arising out of, relating to, or in connection with this Agreement or any related agreement and not resolved pursuant to §11(q) shall be settled by arbitration in accordance with the following provisions:

(i) The agreement of the Parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement, or any of the transactions contemplated hereby, including the interpretation, breach, termination, or validity hereof or thereof, except that any Party may apply to any court of competent jurisdiction for emergency or provisional relief in order to prevent irreparable harm to such Party pending the appointment of the arbitrators hereunder, including a temporary restraining order, preliminary injunction, or other similar relief, in connection with any matter for which equitable relief is specifically provided in this Agreement or any other related agreement. Disputes include actions for breach of contract with respect to this Agreement or the related agreements, as well as any claim based upon tort or any other causes of action relating to the negotiation, execution, delivery, or performance of this Agreement or to the transactions contemplated hereby, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to the procedures set forth below shall determine the arbitrability of any matter covered by this §11(p), and their decision shall be final and binding on the Parties.

(ii) The forum for the arbitration shall be Indianapolis, Indiana.

(iii) The governing law for the arbitration shall be the law of the State of Delaware, without reference to its conflicts of laws provisions.

(iv) There shall be three arbitrators, unless the Parties are able to agree on a single arbitrator. In the absence of such agreement within ten days after the initiation of an arbitration proceeding, the Buyer shall select one arbitrator and the Seller shall select one arbitrator, and those two arbitrators shall then select, within ten days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten-day period, a third arbitrator shall be appointed from the commercial panel of the American Arbitration Association in accordance with the selection rules of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the Parties, unless the arbitrators shall have committed a gross and manifest error with respect to applicable law, in which case a party may appeal such error to the Federal District Court for the Southern District of Indiana. The Parties submit to the exclusive jurisdiction of such court in connection with any such appeal, and waive any and all objections to such jurisdiction that it may have under the laws of the United States or of any state.

(v) The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the Parties may agree upon at the time. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.

(vi) The arbitrators’ decision shall be in writing and shall provide a reasoned basis, including all relevant findings of fact and conclusions of law, for the resolution of each dispute and for any award.

(vii) Each Party to any arbitration pursuant to this §11(p) shall pay the fees and expenses of the arbitrator selected by such Party, and shall share equally the fees and expenses of the American Arbitration Association and the third arbitrator contemplated by §11(p)(iv).

(viii) The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in Indiana. The award rendered by arbitration shall be final and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States. Notwithstanding the foregoing, the arbitrators shall have no authority to award any remedy or judgment that is expressly proscribed by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SOLO CUP OPERATING CORPORATION

By:	/s/ Robert M. Korzenski

Print Name:	Robert M. Korzenski

Title:	Chief Executive Officer and President

INNOWARE, LLC

By:	/s/ John D. Rice

Print Name:	John D. Rice

Title:	Chief Operating Officer